Exhibit 99.(h)(2)

Exhibit (h) (2) Addendum to Transfer Agency and Services Agreement

Addendum to Transfer Agency and Service Agreement

Dated December 12, 2005

Between

ALPS Mutual Funds Services, Inc.

Utopia Funds

and

Financial & Investment Management Group, Ltd.

THIS ADDENDUM is made as of September 1, 2006, by and between ALPS Mutual Funds Services, Inc. (“ALPS”), Financial & Investment Management Group, Ltd. (“FIM”) and Utopia Funds (“Fund”).

WHEREAS, ALPS, FIM and the Fund have entered into a Transfer Agency and Service Agreement (the “Agreement”) dated December 12, 2005.

WHEREAS, effective September 1, 2006, ALPS Mutual Funds Services, Inc. will change its name to ALPS Fund Services, Inc.

WHEREAS, in light of the foregoing, ALPS, FIM and the Fund wish to modify the provisions of the Agreement to reflect the change in the name of ALPS Mutual Funds Services, Inc., to ALPS Fund Services, Inc.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       ALPS Fund Services, Inc.  All references to “ALPS Mutual Funds Services, Inc.” within the Agreement shall be delete and replaced with references to “ALPS Fund Services, Inc.”

2.                                       Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.		Utopia Funds

By:	/s/ Jeremy O. May	By:	/s/ Jon Mohrhardt
Name:	Jeremy O. May	Name:	Jon Mohrhardt
Title:	Managing Director	Title:	Treasurer

Financial & Investment Management Group, Ltd.

By:	/s/ Paul Sutherland
Name:	Paul Sutherland
Title:	President